Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Equitrans Midstream Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rules 457(c) and 457(h)	22,500,000(1) (2)	$13.15(3)	$295,875,000(3)	0.00014760	$43,672.00
Total Offering Amounts					$295,875,000		$43,672.00
Total Fee Offsets							0
Net Fee Due							$43,672.00

(1)	Represents 22,500,000 shares of common stock, no par value (Common Stock), of Equitrans Midstream Corporation (the Company) being registered hereon that are issuable pursuant to the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan (2024 LTIP).

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as Amended (the Securities Act), this Registration Statement also covers such additional shares of Equitrans Midstream Corporation common stock, no par value (Common Stock) as may become issuable pursuant to the anti-dilution provisions of the 2024 LTIP.

(3)	The price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share of Common Stock is calculated based on the average of the high and low sales prices per share of the registrant’s Common Stock on April 24, 2024, as reported on the New York Stock Exchange.